EXHIBIT 99


Release Date:                                        Further Information:

IMMEDIATE RELEASE                                    David J. Bursic
May 25, 1999                                         President and
                                                     Chief Executive Officer
                                                     Phone: (412) 364-1911


                        WVS FINANCIAL CORP. TO REPURCHASE
                      UP TO 190,000 SHARES OF COMMON STOCK

         PITTSBURGH, PENNSYLVANIA--WVS Financial Corp. (NASDAQ:WVFC), the holding company for West View Savings Bank, announced today that the Company's Board of Directors authorized the repurchase of up to 190,000 shares, or approximately five percent, of the Company's outstanding common stock.

         Repurchases are authorized to be made by the Company from time to time in open-market transactions during the next twelve months as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and may be reserved for issuance pursuant to the Company's stock benefit plans.

         David J. Bursic, President and Chief Executive Officer of the Company, stated: "The repurchase program reflects management's belief that the current price of the Company's common stock does not adequately reflect the Company's long-term business and earnings prospects. The use of our cash must continue to be balanced with other internal and external investment opportunities while maximizing the use of existing assets and resources to generate stockholder value. The Company is fortunate to have the financial flexibility that allows it to demonstrate its commitment to and confidence in its future prospects."

         WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank which conducts business in the North Hills suburbs of Pittsburgh, Pennsylvania.


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